Exhibit 1

ADB Systems International Ltd. 302 The East Mall, Suite 300 Toronto, ON M9B 6C7 Tel: 416 640-0400 / Fax: 416 640-0412 Website: www.adbsys.com (TSX: ADY; OTCBB: ADBYF)

For Immediate Release

ADB ENTERS INTO FINANCING ARRANGEMENT
Signs letter of engagement with PowerOne Capital Markets Limited

Toronto, ON - August 26, 2005 - ADB Systems International (TSX: ADY; OTCBB: ADBYF), a global provider of asset lifecycle management solutions, announced today it has signed a letter of intent with PowerOne Capital Markets Limited to engage in fund-raising activities expected to generate proceeds of $1.2 million. The proceeds will be raised through the issuance of secured subordinate convertible debentures to a group of institutional and private investors, and members of ADB’s senior management and board of directors. All figures are in Canadian dollars.

Under the terms of the financing arrangement, the investors will be able to convert their debentures at any time during the five-year term into units priced at $0.15, with each unit consisting of one common share and one warrant. Each warrant may be exercised into one common share at the exercise price of $0.20 each at any time over the five-year term. ADB will pay debenture holders 11 percent interest per annum for unconverted notes over the five-year term. The accrued interest payable to debenture holders during the first year of the financing arrangement will be made through the issuance of a number of shares of the Company equal to the interest payable divided by $0.15.

“Funds raised through this arrangement will be used to continue building our business,” said Jeff Lymburner, CEO of ADB Systems. “In particular, they will be used to support our North America activities, including the sales efforts of our joint venture with GE Commercial Finance, and a number of customer application development projects currently underway.”

The financial agreement is expected to be finalized on or before September 9, 2005 subject to approval from the Company’s board of directors and appropriate regulatory bodies.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This news release is not intended for distribution or dissemination to the United States.

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ADB enters into financing agreement/2

About PowerOne Capital Markets
PowerOne Capital Markets Limited is a Toronto-based private merchant bank and an Ontario Limited Market Dealer. PowerOne is a specialized merchant bank committed to financing and aiding emerging junior and small-cap companies.

About ADB Systems International Ltd.
ADB Systems International delivers asset lifecycle management solutions that help organizations source, manage and sell assets for maximum value. ADB works with a growing number of customers and partners in a variety of sectors including oil and gas, government, healthcare, manufacturing and financial services. Current customers include BP, GE Commercial Finance, Commercial Equipment Financing, Halliburton Energy Resources, the National Health Service, permanent TSB, Talisman Energy, and Vesta Insurance.

Through its wholly owned subsidiary, ADB Systems USA Inc., ADB owns a 50 percent interest in GE Asset Manager, a joint business venture with GE Commercial Finance. ADB has offices in Toronto (Canada), Stavanger (Norway), Tampa (U.S.), Dublin (Ireland), and London (U.K.). The company's shares trade on both the Toronto Stock Exchange (TSX: ADY) and the OTC Bulletin Board (OTCBB: ADBYF).

This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the Safe Harbor provisions of the U.S. federal securities laws. These include, among others, statements about expectations of future revenues, cash flows, and cash requirements. Forward-looking statements are subject to risks and uncertainties that may cause ADB’s ("the Company") results to differ materially from expectations. These risks include the Company’s ability to raise additional funding, develop its business-to-business sales and operations, develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the Company's products and services, competitive factors, new products and technological changes, and other such risks as the Company may identify and discuss from time to time, including those risks disclosed in the Company’s Form 20-F filed with the Securities and Exchange Commission. Accordingly, there is no certainty that the Company's plans will be achieved.

Contact:
At ADB Systems International Ltd.
Joe Racanelli, Chief Marketing Officer
Tel: (416) 640-0400 ext. 273
Fax: (416) 640-0412
E-mail: jracanelli@adbsys.com